EXHIBIT 10(a)(i)

                  FORM OF TERMINATION AGREEMENT WITH CERTAIN

                   SENIOR MANAGEMENT PERSONNEL (AS AMENDED)

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                                                     Exhibit 10(a)(i)


                             TERMINATION AGREEMENT


            This Agreement, made and entered into as of this ___ day of ________, 1996, by and between THE LOUISIANA LAND AND
EXPLORATION COMPANY, a Maryland corporation with its principal executive offices at 909 Poydras Street, New Orleans, Louisiana
70130 ("Company"), and __________________________ residing at
___________________ ("Executive").


                             W I T N E S S E T H :

            WHEREAS, Company and Executive entered into a Termination Agreement as of ____________, as amended and restated as of __________ (the "Prior Termination Agreement"), and wish to amend and restate said Prior Termination Agreement as hereinafter set forth in this Agreement; and

            WHEREAS, the Board of Directors of Company considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of Company and its stockholders; and

            WHEREAS, the Board of Directors of Company believes it is important, should Company receive proposals from third parties with respect to its future, to enable Executive, without being influenced by the uncertainties of his own situation, to assess and advise Company whether such proposals would be in the best interests of Company and its stockholders and to take such other action regarding such proposals as Company might determine to be appropriate; and

            WHEREAS, the Board of Directors of Company wishes to assure that it will have the continued dedication of Executive and the availability of Executive's advice and counsel notwithstanding the possibility, threat, or occurrence of an event affecting control of Company, and to induce Executive to remain in the employ of Company;


            NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED:


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                                   ARTICLE I

                                  Definitions

            For the purposes of this Agreement, the following terms shall have the meanings set forth herein:

            (a) "Change in Control" shall be deemed to have occurred if any of the following shall occur:

           (i) Any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) ("Person") (but excluding Company, a Subsidiary, or a trustee or other fiduciary holding securities under any employee benefit plan or employee stock plan of Company or a Subsidiary) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 25% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") of Company.

          (ii) Individuals constituting the Board of Directors of Company on the date of this Agreement and the successors of such individuals ("Continuing Directors") cease to constitute a majority of the Board of Directors of Company. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board of Directors of Company (or a Nominating Committee thereof) on which individuals constituting the Board of Directors of Company on the date of this Agreement and their successors (determined by prior application of this sentence) constituted a majority.

         (iii) The stockholders of Company approve a merger, consolidation, or reorganization of Company ("Combination") with any other corporation or legal person, other than a Combination which both (a) is approved by a majority of the directors of Company who are Continuing Directors, and (b) would result in stockholders of Company immediately prior to the Combination owning, immediately thereafter, more than fifty percent (50%) of the combined voting power of either the surviving entity or the Person owning directly or indirectly all the common stock, or its equivalent, of the surviving entity.

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          (iv)    The stockholders of Company approve a plan of
                  complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets.

          (v) The Board of Directors of Company adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control of Company has occurred.

            (b) "Involuntary Termination" shall mean termination of Executive's employment with Company within the Protection Period
(as hereinafter defined) if such termination results from:

           (i) termination by Company on any grounds whatsoever except for "cause" as defined below; or

          (ii) termination by Executive in connection with or based upon any of the following: a significant change in the nature or scope of Executive's duties and/or responsibilities; notification of a reduction in Executive's compensation or in his participation in any employee benefit plan or program; ordered relocation to a place of employment which is more than 50 miles away from Executive's principal place of employment immediately before the Change in Control; failure to provide facilities or services which are suitable to Executive's position and adequate for the performance of his duties; or a good faith determination by Executive that due to any other material change in circumstances affecting the terms and conditions of employment he is not able properly to carry on his duties and responsibilities.

The Protection Period shall be: (i) if Executive has not attained age 55 at the time of the Change in Control, the period of two years beginning on the date of the Change in Control, and (ii) if Executive is age 55 or older at the time of the Change in Control, the period of five years beginning on the date of the Change in Control. For purposes of subsection b(i), termination for "cause" shall mean: (A) an act or acts of dishonesty on the part of Executive resulting or intending to result directly or indirectly in substantial gain or personal enrichment to which Executive was not legally entitled at the expense of Company; or (B) a material breach of Executive's duties or responsibilities resulting in demonstrably material injury to Company, provided, however, that such breach shall not include (i) bad judgment or negligence on the part of Executive; (ii) neglect of duties; (iii) any act or omission believed by Executive in good faith to have been in or not opposed to the interests of Company; or (iv) any act or omission in

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respect of which a determination could properly be made that
Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-Laws of Company, the laws of the State of Maryland or the directors' and officers' liability insurance of Company, in each case as in effect at the time of such act or omission.

            (c) "Subsidiary" shall mean any corporation in which Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock.


                                  ARTICLE II

                             Termination Benefits

            In the event Executive's employment with Company terminates as a result of an Involuntary Termination, Company shall provide to Executive the following benefits:

            (a) Company shall pay to Executive in a lump sum within 30 days of such Involuntary Termination an amount of cash equal to three times the sum of (i) Executive's highest annual salary rate from Company, whether current or deferred, in effect for any of the thirty-six months immediately prior to the date of Involuntary Termination or Change in Control (whichever is greater), and
(ii) the greater of (A) the highest annual bonus paid, granted or awarded Executive by Company, whether current or deferred and whether or not vested, during or in respect of any of the three calendar years immediately prior to the date of Involuntary Termination or Change in Control (whichever is greater) or (B) the product of the percentage of salary payable as a bonus at 100% of target with respect to Executive under Company's target bonus program for the calendar year in which the Involuntary Termination occurs multiplied by Executive's highest annual salary rate determined pursuant to (i) above. For purposes of clause (ii) of the preceding sentence, awards of Company Common Stock shall be valued at the average of the high and low sales prices as reported on the New York Stock Exchange - Composite Transactions on the date of the award (or, if the stock did not trade on that date, on the first date prior thereto on which the stock traded).

            (b) Company shall supplement the benefits payable in respect of Executive under The LL&E Pension Plan, the pension plan component of The LL&E Compensatory Benefits Agreement, and the pension plan component of The LL&E Supplemental Excess Plan (collectively, the "Pension Plans") by making a lump-sum cash payment within 30 days of such Involuntary Termination in an amount equal to the present value of the difference between (i) the benefits that Executive would have been entitled to receive under the Pension Plans if he had been credited with three additional years of service (but no additional years of age) for purposes of

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the benefit accrual formula under the Pension Plans as of the date of his Involuntary Termination, and (ii) the benefits that Executive is entitled to receive under the Pension Plans determined without regard to this subsection b. Such present value shall be determined by an actuary selected by Company based on the actuarial equivalence factors, methods, and assumptions used in determining lump-sum distributions under The LL&E Pension Plan. The additional years of service added for purposes of the benefit accrual formula under the Pension Plans pursuant to this subsection b shall not be counted for purposes of determining whether Executive qualifies as a retiree eligible for retiree benefits or for any other enhanced benefits under the Pension Plans or under any other benefit plan or program of Company.

            (c) During the period of three years beginning on the date of Executive's Involuntary Termination, Executive shall be deemed to remain an employee of Company for purposes of the applicable medical, life insurance, and long-term disability plans and programs of Company and shall be entitled to receive the benefits available to employees thereunder, provided that continued participation is possible under applicable law and the terms of such plan or program, and provided, further, that if Executive qualified for retiree benefits under the applicable medical plan or program on the date of his termination of employment, Executive shall instead be entitled to receive the benefits available to retirees in accordance with the terms of such plan or program. In the event that Executive's participation in any such benefit plan or program is barred, Company shall arrange to provide Executive with substantially similar benefits. The additional three years of coverage pursuant to this subsection c shall not be counted for purposes of determining whether Executive qualifies as a retiree eligible for retiree benefits under the applicable medical plan or program or under any other benefit plan or program of Company.

            (d) Company shall pay to Executive in a lump sum within 30 days of such Involuntary Termination an amount of cash equal to 30% of Executive's highest annual salary rate from Company paid by Company during any of the thirty-six months immediately prior to the date of Involuntary Termination or Change in Control (whichever is greater). The payment pursuant to this subsection d is intended to compensate Executive for the Company-provided benefits that he would have received under The LL&E Savings Plan, the savings plan component of The LL&E Compensatory Benefits Agreement, and the savings plan component of The LL&E Supplemental Excess Plan if he had remained an employee of Company for the three-year period following the Involuntary Termination.

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            (e)   Company shall promptly reimburse Executive for any
fees that he may pay to an outplacement assistance firm in order to obtain outplacement assistance services, provided that (i) such expenses must be incurred within twelve (12) months after the Involuntary Termination and (ii) Company's obligation pursuant to this subsection e shall be limited to fifteen percent (15%) of Executive's highest annual base salary rate from Company, whether current or deferred, in effect during any of the thirty-six months immediately prior to the Involuntary Termination or Change in Control (whichever is greater).

            (f) Each stock option granted by Company to Executive and outstanding immediately prior to the Involuntary Termination shall be fully exercisable and may be exercised by Executive (or his beneficiary or personal representative) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination that would otherwise occur by reason of termination of employment). With respect to any shares of restricted stock granted by Company to Executive and still subject to restrictions immediately prior to the Involuntary Termination, all restrictions shall immediately lapse upon such Involuntary Termination. With respect to any performance shares granted by Company to Executive and for which the Performance Cycle has not expired on the date of Involuntary Termination, Executive shall receive an immediate payment of a percentage of such performance shares, which percentage shall be the greater of: (i) 100%, or (ii) the percentage of performance shares earned under the applicable program for the last Performance Cycle that ended before the date of Involuntary Termination. Any outstanding award agreements with Executive are deemed amended to the extent necessary to conform with this subsection f.

            (g) Company shall pay and provide to Executive any and all other payments and benefits to which Executive would at that time be entitled as a terminating employee under any then existing Company plan or program.

            (h) Any payments and benefits provided for under this Agreement shall be paid net of any applicable withholding required under Federal, state or local law.


                                  ARTICLE III

                              Parachute Payments

            If any payment or benefit received by or in respect of Executive under this Agreement or any other plan, arrangement or agreement with Company or any of its subsidiaries (determined without regard to any additional payments required under this
Article III and Appendix A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of


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1986, as amended (the "Code") (or any similar tax that may
hereafter be imposed) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive with respect to such Payment at the time specified in Appendix A an additional amount (the "Gross-up Payment") such that the net amount retained by Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix A.


                                  ARTICLE IV

                           Restrictions on Executive

            During the term of this Agreement, Executive will regard and preserve as confidential all knowledge and information pertaining uniquely to the business of Company obtained by him from any source whatever as a result of his employment with Company and which is not a matter of public knowledge.


                                   ARTICLE V

                                 Miscellaneous

            SECTION 1. Not an Employment Agreement. This Agreement does not constitute an agreement or contract of employment and shall not be construed to limit in any manner the right of Company to terminate Executive's employment.

            SECTION 2. No Duty to Seek Employment. Executive shall not be under any duty or obligation to seek or accept other employment following termination and no amount, payment or benefit due Executive hereunder or otherwise shall be reduced or suspended if Executive accepts subsequent employment.

            SECTION 3. Failure to Enforce and Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment of any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

            SECTION 4.  Amendment and Restatement of Prior
Termination Agreement. This Agreement constitutes an amendment and restatement of the Prior Termination Agreement between Executive and Company and supersedes the Prior Termination Agreement.

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            SECTION 5.  No Set-Offs or Counterclaims.  The Company's
obligation to provide the benefits set forth in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, or other right which Company or any Subsidiary may have against Executive or anyone else.

            SECTION 6. Company's Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company, by agreement in form and substance satisfactory to Executive, shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            SECTION 7. Inurement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Company and Executive and their respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns.

            SECTION 8.  Executive's Representative.  In the event
Executive dies while entitled to any payments and benefits hereunder, Executive's legal representatives shall be entitled to receive all payments and benefits due Executive.

            SECTION 9.  Legal Expenses; Dispute Resolution;
Arbitration.

            (a) Company shall promptly pay all legal fees and related expenses incurred by Executive in seeking to obtain or enforce any right or benefit under this Agreement or to defend against any claim or assertion in connection with this Agreement (in each case including all fees and expenses, if any, incurred in seeking advice in connection therewith) or to enforce or defend against any arbitration award pursuant to subsection c below.

            (b) If any dispute or controversy arises under or in connection with this Agreement, including without limitation any claim under any Federal, state or local law, rule, decision or order relating to employment or the fact or manner of its termination, Company and Executive shall attempt to resolve such dispute or controversy through good faith negotiations.

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            (c)   If such parties fail to resolve such dispute or
controversy within ninety days, such dispute or controversy shall be settled by arbitration, conducted before a panel of three arbitrators in Louisiana in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. Costs of any arbitration, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by Company.

            (d) Pending the resolution of any dispute, Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled other than those specifically at issue.

            SECTION 10. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of Executive and to its principal executive offices in the case of Company. Either party may by giving notice to the other party in accordance with this Section 10 change the address at which it is to receive notices hereunder.

            SECTION 11. Unsecured Creditor. The rights of Executive to benefits under this Agreement shall be solely those of an unsecured creditor of Company. Any asset acquired or held by Company or funds allocated by Company in connection with the liabilities assumed by Company pursuant to this Agreement shall not be deemed to be security for the performance of Company's obligations pursuant hereto, but shall be and remain general assets of Company.

            SECTION 12. Nonalienation. To the extent permitted by law, the right or interest of Executive hereunder shall not be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner (but excluding devolution on account of mental incompetency and passage under will or intestacy laws in the case of death), and any such right or interest hereunder shall not be liable for or subject to any obligation or liability of Executive.

            SECTION 13.  Governing Law.  This Agreement is made
pursuant to, and shall be governed by, the laws of the State of New York, in all respects (without giving effect to principles of conflict of laws), including, without limitation, matters of construction, validity and performance.

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            SECTION 14.  Severability.  It is the desire and intent
of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

            SECTION 15. Changes to Agreement. This Agreement may not be changed orally but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year set forth above.


                                    THE LOUISIANA LAND AND
                                      EXPLORATION COMPANY
ATTEST:


_________________________           By


WITNESS:


_________________________

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                                  Appendix A

                               Gross-up Payments


            The following provisions shall be applicable with respect to the Gross-up Payments described in Article III:

            (a) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments received or to be received shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of tax counsel selected by Executive and reasonably acceptable to Company, the Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or excess parachute payments (as determined after application of Section 280G(b)(4)(B) of the Code), and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by independent auditors selected by Executive and reasonably acceptable to Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-up Payment Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of Executive's residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-up Payment, Company shall make a determination of the amount of employment taxes required to be paid on the Gross-up Payment.
In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and Federal and state and local income and employment tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a

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reduction in Excise Tax and/or a Federal and state and local income or employment tax deduction), plus interest on the amount of such repayment at the Federal short-term rate as defined in Section 1274(d)(1)(C)(i) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payments the existence or amount of which cannot be determined at the time of the Gross-up Payment), Company shall make an additional gross-up payment in respect of such excess (plus any interest, penalties or additions payable with respect to such excess) at the time that the amount of such excess is finally determined. Notwithstanding the foregoing, Company shall withhold from any payment due to Executive the amount required by law to be so withheld under Federal, state or local wage or employment tax withholding requirements or otherwise (including without limitation
Section 4999 of the Code), and shall pay over to the appropriate government authorities the amount so withheld.

            (b) The Gross-up Payment with respect to a Payment shall be paid not later than the thirtieth day following the date of the Payment; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, Company shall pay to Executive on such date an estimate, as determined in good faith by the Company, of the amount of such payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Executive, payable on the fifth day after demand by Company (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code). At the time that payments are made under Article III and this Appendix A, Company shall provide
Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

            (c) Company shall promptly pay the fees and related expenses of any tax counsel and auditors selected by Executive to provide services in connection with this Appendix A.